Exhibit 99.1

For Immediate Release

Contact:	Mark Doheny Director, Investor Relations 713-209-8484 Mark.Doheny@cooperindustries.com
Cooper Industries Completes Change in Place of Incorporation
Dublin, Ireland, September 9, 2009 — Cooper Industries plc (NYSE: CBE) announced today that its reorganization has been completed and the Company is now incorporated in Ireland. The transaction was completed on September 8, 2009, following the receipt of the required approval from the Supreme Court of Bermuda.
“Ireland’s stable business, legal and regulatory environment, its status as a member of the European Union and its solid network of commercial, tax and other treaties with the United States, the European Union and other countries where Cooper has major operations provides us with increased strategic flexibility as we continue to expand the international portion of our business. This reorganization is one of the key proactive measures we are taking to manage our cost structure and remain competitive in global markets so Cooper can continue to reinvest in its business, expand our workforce and develop innovative new products,” said Chairman and Chief Executive Officer, Kirk S. Hachigian.
As a result of the reorganization, the public Class A common shareholders of Cooper Industries, Ltd. (the Bermuda company) have become ordinary shareholders of Cooper Industries plc (the Irish company) and Cooper Industries, Ltd. has become a wholly owned subsidiary of Cooper Industries plc. Shares of Cooper Industries plc will begin trading on the NYSE today under the symbol “CBE”, the same symbol under which the Cooper Industries Ltd. Class A common shares previously traded. Cooper Industries plc will remain subject to the U.S. Securities and Exchange Commission reporting requirements, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of the New York Stock Exchange, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. generally accepted accounting principles.
About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2008 revenues of $6.5 billion, approximately 88% of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2008, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-seven percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2008. For more information, visit the website at www.cooperindustries.com.
Forward-Looking Statements
Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations, and the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.